Exhibit 99.1

BIO-TECHNE RELEASES FOURTH QUARTER FISCAL 2015 RESULTS

Minneapolis/August 6, 2015/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for the fourth quarter ended June 30, 2015.

Fourth Quarter Snapshot and Full Year 2015 Highlights

●	Increased fourth quarter revenue by 27 % to $117.7 million.

●	Delivered fourth quarter adjusted earnings of $32.6 million, flat versus prior year despite a 6% foreign currency headwind.

●	Generated operating cash flow of $139.4 million for the full year.

●	Organic sales in China grew 35% in the fourth quarter and 24% for the full year.

●	Protein Platforms segment grew organic revenues by 22% for the full year.

●	Expanded IP portfolio in fiscal year 2015 to now include approximately 100 patents and patent applications, as we continue our transformation to an innovation company.

●	Expanded the breadth of antibodies we offer our customers with the acquisition of Novus, adding more than 200,000 products to our portfolio.

●

Created the new Protein Platforms segment with the ProteinSimple and CyVek acquisitions, providing game-changing performance and productivity enhancements to the Western Blot and Multiplex-ELISA workflows used in research and pre-clinical applications, while leveraging the content of R&D Systems reagents.

●	Launched a new website in the fourth quarter which greatly enhances the customer experience and ease of commerce.

Adjusted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Adjusted Financial Measures.”

“I am pleased to report that we achieved 7% organic revenue growth for the quarter,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “the best growth we have achieved in many years. China had a fantastic quarter with 35% organic growth, and we saw our academic markets return to growth in the U.S. Foreign currency exchange rate impact continues to be a headwind to both our top and bottom line, impacting margins negatively. But operationally, we achieved our planned operating margins while making the selective investments required to enable organic growth for years to come.”

“I am very proud of our team’s accomplishments over the past fiscal year. On the acquisition front, we put our capital to work by greatly expanding our antibody offering to our customers with the acquisition and integration of Novus. And with the acquisition of ProteinSimple and CyVek, we offered our customers new solutions for better results and increased productivity on key workflows such as Western Blot and multiplex-ELISA. The new members of the Bio-Techne family also worked closely with our Minneapolis-based R&D Systems team to create unique assays and optimized reagent solutions for these platforms that provide additional value to our customers.”

“In our core business, we reversed the multi-year trend of negative growth in our academic market as our partnership with Fisher Scientific built momentum throughout the year. We continued to focus on innovation, with a market-based approach using key opinion leaders. This prioritization process led to a 60% improvement in first year product sales in 2015. We launched a new website that greatly enhances our customers’ online experience, making it much easier for the researcher to find the reagents for their experiments with the expectations of converting these experiences into purchasing transactions. And finally, in China, the teams persevered to grow well north of 20% despite the market turbulence caused by the Chinese government’s audit crackdown during the year.”

Kummeth concluded, “2015 was a pivotal year for Bio-Techne. We invested selectively, yet purposefully, on the acquisition front, in human capital, and organically in the core business. These investments, together with the talent of our employees, should reap rewards for years to come.”

Financial Results

Fourth Quarter 2015

Net sales for the fourth quarter increased 27 % to $117.7 million. Organic growth was 7% versus the prior year, with currency translation having a negative impact of 4% and acquisitions contributing 25% to the revenue growth. Adjusted operating margins were 39.9 % for the fourth quarter of fiscal 2015 compared to 50.0% for the same quarter in fiscal 2014. The decrease in adjusted operating margins for the quarter compared to last year was driven by the addition of acquisitions with lower operating margins than the organic business. Adjusted earnings for the fourth quarter were $32.6 million (flat to the prior fiscal year period), or $0.87 per diluted share. Currency translation negatively impacted EPS by $0.05 compared to prior year.

GAAP net earnings for the quarter were $26.3 million, or $0.71 per diluted share. This compares to $26.8 million, or $0.72 per diluted share, as reported in the fourth quarter of fiscal year 2014.

Cash generated from operations for the fourth quarter of fiscal 2015 was $37.1 million. Capital expenditures for the fourth quarter of fiscal 2015 were $6.9 million.

Full Year 2015

For the full year 2015, net sales increased 26 % to $452.2 million. Organic growth was 4% versus the prior year, with currency translation having a negative impact of 2% and acquisitions contributing 25% to the revenue growth. Adjusted operating margins for the year were 40.8 % compared to 50.2% in 2014. The decrease in adjusted operating margins for 2015 compared to last year was driven by the addition of acquisitions with lower operating margins than the organic business. Adjusted earnings for 2015 were $126.8 million (an increase of 2% over the prior fiscal year), or $3.40 per diluted share. Currency translation negatively impacted EPS by $0.17 compared to prior year.

GAAP net earnings for 2015 were $107.7 million, or $2.89 per diluted share. This compares to $110.9 million, or $3.00 per diluted share a year ago.

Cash generated from operations for the full year 2015 was $139.4 million. Capital expenditures for the year were $19.9 million.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s three business segments, as highlighted below.

Biotechnology Segment

The Company’s Biotechnology segment includes proteins, antibodies, immunoassays, flow cytometry products, intracellular signaling products, and biologically active chemical compounds used in biological research. Biotechnology segment’s fourth quarter 2015 net sales were $83.3 million, an increase of 9 % from $76.7 million for the fourth quarter of 2014. Biotechnology segment adjusted operating margin was 52.4 % in the fourth quarter of fiscal 2015 compared to 55.8% in the fourth quarter of fiscal 2014. The lower margin is a result of the acquisition of Novus Biologicals in fiscal year 2015 and the impact of foreign exchange translation.

For the full year 2015, Biotechnology segment’s net sales were $325.9 million, an increase of 8 % from $300.6 million for 2014. Biotechnology segment adjusted operating margin was 52.5 % in fiscal 2015 compared to 55.9% in fiscal 2014. The lower margin is a result of the acquisition of Novus Biologicals in fiscal year 2015 and the impact of foreign exchange translation.

Clinical Controls Segment

The Company’s Clinical Controls segment provides a range of hematology controls, calibrators, and products used as proficiency testing tools by clinical laboratories and proficiency certifying agencies. The Clinical Controls segment’s fourth quarter fiscal 2015 net sales were $17.3 million, an increase of 9% compared to the fourth quarter of 2014. The Clinical Controls segment’s adjusted operating margin was 30.1% in the fourth quarter of fiscal 2015 compared to 31.3% in the fourth quarter of fiscal 2014. The lower operating margins were due to the impact of certain resale and private label sales contracts.

For the full year 2015, the Clinical Controls segment’s net sales were $60.4 million, an increase of 6% from $57.2 million for 2014. Clinical Control segment adjusted operating margin was 30.1% in fiscal 2015 compared to 30.7% in fiscal 2014. The slightly lower operating margins were due to the impact of certain resale and private label sales contracts.

Protein Platforms Segment

The Company’s Protein Platforms segment includes the ProteinSimple product lines associated with the acquisitions of ProteinSimple in July, 2014 and CyVek in November, 2014, both of which expand the Company’s solutions that it can offer its customers by developing and commercializing proprietary systems and consumables for protein analysis. In the fourth quarter of fiscal 2015, segment revenue was $17.2 million and adjusted operating profit was break even. For the full year 2015, segment revenue was $66.0 million and adjusted operating profit was $4.5 million.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new companies and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Use of Adjusted Financial Measures:

The adjusted financial measures used in this press release quantify the impact the following events had on reported net sales, gross margin percentages, selling, general and administrative expenses, net earnings and earnings per share for the quarter ended June 30, 2015 as compared to the same prior-year period:

- fluctuations in exchange rates used to convert transactions in foreign currencies (primarily the Euro, British pound sterling and Chinese yuan) to U.S. dollars when referencing organic revenue growth;

- the acquisitions in fiscal 2015 of CyVek on November 4, 2014, ProteinSimple on July 31, 2014, and Novus Biologicals on July 1, 2014, as well as acquisitions in prior years, including the impact of amortizing intangible assets and the recognition of costs upon the sale of inventory written up to fair value;

- expenses related to the acquisitions noted above and other on-going acquisition activity.

These adjusted financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from adjusted financial measures used by other companies. Adjusted financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these adjusted financial measures to be helpful in assessing the Company's ongoing operating results. In addition, these adjusted financial measures facilitate our internal comparisons to historical operating results and comparisons to competitors' operating results. We include these adjusted financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency related to supplemental information we use in our financial and operational analysis.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

* * * * * * * * * * * *

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $452 million in net sales in fiscal 2015 and has approximately 1,500 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:  Jim Hippel, Chief Financial Officer

                 (612) 379-8854

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		TWELVE MONTHS ENDED
	6/30/15	6/30/14	6/30/15	6/30/14
Net sales	$117,663	$92,523	$452,246	$357,763
Cost of sales	38,575	28,930	144,969	106,352
Gross margin	79,088	63,593	307,277	251,411
Operating expenses:
Selling, general and administrative	30,474	17,103	119,401	60,716
Research and development	10,813	7,644	40,853	30,945
Total operating expenses	41,287	24,747	160,254	91,661
Operating income	37,801	38,846	147,023	159,750
Other (expense) income	441	605	7,139	1,642
Earnings before income taxes	38,242	39,451	154,162	161,392
Income taxes	11,913	12,627	46,427	50,444
Net earnings	$26,329	$26,824	$107,735	$110,948
Earnings per share:
Basic	$0.71	$0.73	$2.90	$3.01
Diluted	$0.71	$0.72	$2.89	$3.00
Weighted average common shares outstanding:
Basic	37,153	36,988	37,096	36,890
Diluted	37,295	37,109	37,231	37,005

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

ASSETS	6/30/15	6/30/14
Cash and equivalents	$54,532	$318,568
Short-term available-for-sale investments	56,389	44,786
Trade accounts receivable	70,034	47,874
Inventory	49,577	38,847
Deferred income taxes	11,511	9,623
Other current assets	6,240	9,715
Current assets	248,283	469,413

Available-for-sale investments	-	3,575
Property and equipment, net	129,749	117,120
Goodwill and intangible assets, net	683,477	260,249
Other non-current assets	1,851	12,134
Total assets	$1,063,360	$862,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$30,391	$19,946
Income taxes payable	1,972	496
Related party note payable – current	4,024	5,949
Deferred revenue – current	3,381	-
Current liabilities	39,768	26,391

Long-term debt obligations	112,024	6,997
Deferred taxes	61,429	33,838
Other long-term liabilities	3,204	-
Stockholders’ equity	846,935	795,265
Total liabilities and stockholders’ equity	$1,063,360	$862,491

BIO-TECHNE CORPORATION

RECONCILIATION OF GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		TWELVE MONTHS ENDED
	6/30/15	6/30/14	6/30/15	6/30/14
Gross margin percentage	67.2%	68.7%	67.9%	70.3%
Identified adjustments:
Costs recognized upon sale of acquired inventory	1.4%	3.4%	1.5%	2.1%
Amortization of intangibles	2.2%	1.2%	2.2%	1.1%
Gross margin percentage - adjusted	70.8%	73.3%	71.6%	73.5%

BIO-TECHNE CORPORATION

RECONCILIATION of OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED		TWELVE MONTHS ENDED
	6/30/15	6/30/14	6/30/15	6/30/14
Operating margin percentage	32.1%	42.0%	32.5%	44.7%
Identified adjustments:
Acquisition related expenses	0.6%	1.5%	1.0%	0.5%
Amortization of intangibles	5.8%	3.1%	5.8%	2.9%
Costs recognized upon sale of accrued inventory	1.4%	3.4%	1.5%	2.1%
Operating margin percentage - adjusted	39.9%	50.0%	40.8%	50.2%

BIO-TECHNE CORPORATION

RECONCILIATION of NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED		TWELVE MONTHS ENDED
	6/30/15	6/30/14	6/30/15	6/30/14
Net earnings	$26,329	$26,824	$107,735	$110,948
Identified adjustments:
Costs recognized upon sale of acquired inventory	1,700	3,167	6,958	7,479
Amortization of intangibles	6,832	2,887	26,169	10,267
Acquisition related expenses	613	1,320	4,519	2,247
Gain on investment	-	-	(8,300)	-
Tax impact of above adjustments	(2,849)	(1,752)	(11,735)	(5,305)
Tax impact of research and development credit	-	-	(910)	(476)
Tax impact of U.S. state adjustments and deemed dividend	-	29	2,320	165
Net earnings - adjusted	$32,625	$32,475	$126,758	$125,325

Earnings per share - diluted – adjusted	$0.87	$0.88	$3.40	$3.39

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER ENDED		TWELVE MONTHS ENDED
	6/30/15	6/30/14	6/30/15	6/30/14
Biotechnology segment revenue	$83,323	$76,696	$325,897	$300,578
Clinical Controls segment revenue	17,216	15,827	60,377	57,185
Protein Platforms segment revenue	17,188	-	66,247	-
Intersegment revenue	(64)	-	(273)	-
Consolidated revenue	$117,663	$92,523	$452,246	$357,763

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER ENDED		TWELVE MONTHS ENDED
	6/30/15	6/30/14	6/30/15	6/30/14
Biotechnology segment operating income	43,632	$42,776	171,059	$168,041
Clinical Controls segment operating income	5,185	4,952	18,148	17,556
Protein Platforms segment operating income	8	-	4,469	-
Segment operating income	48,825	47,728	193,676	185,597
Costs recognized upon sale of acquired inventory	(1,700)	(3,175)	(6,958)	(7,480)
Amortization of intangibles	(6,832)	(2,895)	(26,169)	(10,276)
Acquisition related expenses	(613)	(1,326)	(4,519)	(2,247)
Corporate general and administrative expense	(1,880)	(1,486)	(9,007)	(5,845)
Operating income	$37,801	$38,846	$147,002	$159,750